Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-213976 on Form S-3 and No. 333-195791 on Form S-8 of our reports dated February 27, 2017, relating to the financial statements and financial statement schedule of Altra Industrial Motion Corp. and subsidiaries and the effectiveness of Altra Industrial Motion Corp. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Altra Industrial Motion Corp. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 27, 2017